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                                                                EXHIBIT 23.2


The Board of Directors
Coherent Communications Systems Corporation



We consent to the incorporation by reference in this Registration Statement on Form S-4 of Tellabs, Inc. of our report dated January 23, 1998, with respect to the consolidated balance sheets of Coherent Communications Systems Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Coherent Communications Systems Corporation, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                                     KPMG Peat Marwick LLP



McLean, VA.
April 7, 1998